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                                                                     Exhibit 8.1

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center

                           Boston, Massachusetts 02111

                                                                    617 542 6000
                                                                617 542 2241 fax

                                November 14, 2002

John Hancock Life Insurance Company
John Hancock Place
200 Clarendon Street
Boston, Massachusetts  02116

         Re:  John Hancock Life Insurance Company SignatureNotes/sm/

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), filed on April 3, 2002, as amended and supplemented through the date hereof, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $3,000,000,000 aggregate principal amount of debt obligations of John Hancock Life Insurance Company, a Massachusetts corporation (the "Company"). The Registration Statement is for the proposed issue and sale of SignatureNotes/sm/ which are due twelve months or more from the date of their issue (the "Notes").

         We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, and subject to the following paragraph, the discussion in the Registration Statement under the heading "United States Federal Taxation" and in the Pricing Supplement dated November 14, 2002 under the heading "United States Federal Income Taxation", subject to the limitations and qualifications described therein, constitutes our opinion as to the material United States federal income tax consequences of ownership and disposition of the Notes.

         Our opinion is limited to the tax matters specifically covered under the heading "United States Federal Taxation" in the Registration Statement and under the heading "United States Federal Income Taxation" in the Pricing Supplement dated November 14, 2002, and we have not been asked to address, nor have we addressed, any other tax matters. In addition, as indicated in the Registration Statement, the discussion sets forth our opinion as to the material United States federal income tax consequences of the ownership and disposition of the Notes as applied to original holders purchasing the Notes at the issue price and holding the Notes as capital assets as defined in Section 1221 of the Internal Revenue Code of 1986. Holders are advised to consult their own tax advisors with regard to the application of the income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

                  Boston New York Reston Washington New Haven

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

John Hancock Life Insurance Company
November 14, 2002
Page 2


         We hereby consent to the reference to our name and our opinion under the headings "United States Federal Taxation" and "Legal Opinions" in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Mintz, Levin, Cohn, Ferris,
                                         Glovsky and Popeo, P.C.

                                       Mintz, Levin, Cohn, Ferris,
                                       Glovsky and Popeo, P.C.




                  Boston New York Reston Washington New Haven